Exhibit 10.14

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

EXCLUSIVE PATENT LICENSE AGREEMENT

This Agreement, effective as of the date set forth above the signatures of the parties below (the "EFFECTIVE DATE"), is between the Massachusetts Institute of Technology ("M.I.T."), a Massachusetts corporation, with a principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139-4307, U.S.A., and Interactive Motion Technologies, Inc., ("COMPANY"), a Massachusetts corporation, with a principal place of business at 56 Highland Avenue, Cambridge, Massachusetts 02139, U.S.A.

RECITALS

WHEREAS, M.I.T. is the owner of certain PATENT RIGHTS (as later defined herein) relating to M.I.T. Case No. 6365, "Interactive Robotic Therapist", by Jain Charnnarong, Neville Hogan, Hermano I. Krebs and Andre Sharon, U.S.P.N. 5,466,213, Issued November 14, 1995, and has the right to grant licenses under said PATENT RIGHTS, subject only to a royalty-free, nonexclusive non-transferable license to practice the PATENT RIGHTS granted to the United States Government for government purposes;

WHEREAS, COMPANY is an M.I.T. sponsor of the PATENT RIGHTS; and

WHEREAS, Neville Hogan, and Hermano Igo Krebs, inventors of the PATENT RIGHTS and current employees of M.I.T., have or will shortly acquire equity in COMPANY, the Conflict of Interest Avoidance Statements of Neville Hogan and Hermano Igo Krebs are attached as Exhibit A-1 and Exhibit A-2 hereto; and

WHEREAS, Neville Hogan, and Hermano Igo Krebs, inventors of the PATENT RIGHTS and current employees of M.I.T., have or will shortly acquire equity in COMPANY, the Waivers of Participation in M.I.T.'s Institutional Royalty Distributions of Neville Hogan and Hermano Igo Krebs are attached as Exhibit A-3 and Exhibit A-4 hereto; and

WHEREAS. M.I.T. desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereunder; and

WHEREAS, COMPANY has represented to M.I.T., to induce M.I.T. to enter into this Agreement, that COMPANY shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and

WHEREAS, COMPANY desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

NOW, THEREFORE. M.I.T. and COMPANY hereby agree as follows:

1.           DEFINITIONS.

1.1           "AFFILIATE" shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by COMPANY. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2           "EXCLUSIVE PERIOD" shall mean the period of time set forth in Section 2.2.

1.3           "FIELD" shall mean robotically aided physical therapy.

1.4           "LICENSED PRODUCT" shall mean any product or part thereof that:

(i)          absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS; or

(ii)         is manufactured by using a LICENSED PROCESS or that, when used, practices a LICENSED PROCESS.

1.5           "LICENSED PROCESS" shall mean any process that, absent the license granted hereunder would infringe one or more claims of the PATENT RIGHTS or which uses a LICENSED PRODUCT.

1.6           "NET SALES" shall mean the gross amount billed by COMPANY and its AFFILIATES for sales and leases of LICENSED PRODUCTS and LICENSED PROCESSES, and gross amount billed by COMPANY and its AFFILIATES for services based upon the application or the use of LICENSED PRODUCTS or LICENSED PROCESSES less the following:

(i)          customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(ii)         amounts repaid or credited by reason of rejection or return;

(iii)        to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production. sale, transportation, delivery, or use of a LICENSED PRODUCT or LICENSED PROCESS which is paid by or on behalf of COMPANY; and

(iv)        outbound transportation costs prepaid or allowed and costs of insurance in transit.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by COMPANY and on its payroll, or for cost of collections. NET SALES shall occur on the date of billing for a LICENSED PRODUCT or LICENSED PROCESS. If a LICENSED PRODUCT or a LICENSED PROCESS is distributed at a discounted price that is substantially lower than the customary price charged by COMPANY, or distributed for non-cash consideration (whether or not at a discount), NET SALES shall be calculated based on the non-discounted amount of the LICENSED PRODUCT or LICENSED PROCESS charged to an independent third party during the same REPORTING PERIOD or, in the absence of such sales, on the fair market value of the LICENSED PRODUCT or LICENSED PROCESS.

Non-monetary consideration shall not be accepted by COMPANY, any AFFILIATE, or any SUBLICENSEE for any LICENSED PRODUCTS or LICENSED PROCESSES without the prior written consent of M.I.T.

1.7           "PATENT RIGHTS" shall mean:

(a)         the United States and international patents listed on Appendix A;

(b)         the United States and international patent applications and/or provisional applications listed on Appendix A and the resulting patents;

(c)         any patent applications resulting from the provisional applications listed on Appendix A, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;

(d)         any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above; and

(e)         international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents.

1.8           "REPORTING PERIOD" For the first three years of this agreement shall begin on the first day of the first and third calendar quarters, and end on the last day of the second and fourth calendar quarters respectively. Beginning with the fourth year of this agreement, and for each year thereafter, the reporting period shall begin on the first day of each calendar quarter and end on the last day of said calendar quarter.

1.9           "SUBLICENSE INCOME" shall mean any payments that COMPANY or an AFFILIATE receives from a SUBLICENSEE in consideration for the sublicense of the rights granted COMPANY and AFFILIATES under Section 2.1, including without limitation license fees, milestone payments, license maintenance fees, royalties and other payments.

1.10         "SUBLICENSEE" shall mean any non-AFFILIATE sublicensee of the rights granted COMPANY under Section 2.1.

1.11         'TERM" shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

1.12         "TERRITORY" shall mean worldwide.

2.           GRANT OF RIGHT

2.1           License Grants. Conditional upon the execution of the Conflict Avoidance Statements and Royalty Waivers in Exhibits A-1, A-2, A-3 and A-4, by Neville Hogan and Hermann Igo Krebs and subject to the terms of this Agreement, M.I.T. hereby grants to COMPANY and its AFFILIATES for the TERM a royalty-bearing license under the PATENT RIGHTS to develop, make, have made, use, offer to sell, sell, lease, and import LICENSED PRODUCTS in the FIELD in the TERRITORY and to develop and perform LICENSED PROCESSES in the FIELD in the TERRITORY.

2.2           Exclusivity. In order to establish an exclusive period for COMPANY, M.I.T. agrees that it shall not grant any other license to make, have made, use, offer to sell, sell, lease and import LICENSED PRODUCTS in the FIELD in the TERRITORY or to perform LICENSED PROCESSES in the FIELD in the TERRITORY during the period of time commencing on the EFFECTIVE DATE and terminating with the expiration of Twelve (12) years after the EFFECTIVE DATE ("EXCLUSIVE PERIOD"). Upon expiration of the EXCLUSIVE PERIOD, the license granted hereunder shall become nonexclusive and shall extend to the end of the TERM, unless sooner terminated as provided in this Agreement.

2.3           Sublicenses. COMPANY shall have the right to grant sublicenses of its rights under Section 2.1 only during the EXCLUSIVE PERIOD. Such sublicenses may extend past the expiration date of the EXCLUSIVE PERIOD, but any exclusivity of such sublicense shall expire upon the expiration of the EXCLUSIVE PERIOD. COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement. COMPANY shall promptly furnish M.I.T. with a fully signed photocopy of any sublicense agreement. Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from M.I.T. M.I.T. agrees to negotiate such licenses in good faith under reasonable terms and conditions.

2.4           U.S. Manufacturing. COMPANY agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States.

2.5           Retained Rights.

(a)          M.I.T. M.I.T. retains the right to practice under the PATENT RIGHTS for research, teaching, and educational purposes.

(b)          Federal Government. COMPANY acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

2.6           No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the PATENT RIGHTS, regardless of whether such technology or patent rights shall be dominant or subordinate to any PATENT RIGHTS.

3.           COMPANY DILIGENCE OBLIGATIONS.

3.1           Diligence Requirements. COMPANY shall use diligent efforts, or shall cause its AFFILIATES and SUBLICENSEES to use diligent efforts, to develop LICENSED PRODUCTS or LICENSED PROCESSES and to introduce LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, COMPANY or its AFFILIATES or SUBLICENSEES shall make LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public. Specifically, COMPANY or AFFILIATE or SUBLICENSEE shall fulfill the following obligations:

(a)          Within six (6) months after the EFFECTIVE DATE, COMPANY shall furnish M.I.T. with a written research and development plan describing the major tasks to be achieved in order to bring to market a LICENSED PRODUCT or a LICENSED PROCESS, specifying the number of staff and other resources to be devoted to such commercialization effort.

(b)          Within sixty (60) days after the end of each calendar year, COMPANY shall furnish M.I.T. with a written report (consistent with Section 5.1(a)) on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.

(c)          COMPANY shall develop a working model on or before December 31, 2000, and permit an in-plant inspection by M.I.T. on or before December 31, 2000, and thereafter permit in-plant inspections by M.I.T. at regular intervals.

(d)          COMPANY shall expend no less than Two Hundred Thousand dollars ($200,000) of research toward the development of LICENSED PRODUCTS and/or LICENSED PROCESSES in each calendar year (pro-rated for partial years) beginning in the year 2000 and ending with the first commercial sale of a LICENSED PRODUCT or a first commercial performance of a LICENSED PROCESS.

(e)          COMPANY shall make a first commercial sale of a LICENSED PRODUCT and/or a first commercial performance of a LICENSED PROCESS on or before June 30, 2001.

(f)          COMPANY shall make NET SALES according to the following schedule:

2001	$50,000

2002	$100,000

2003 and each year thereafter	$150,000

In the event that M.I.T. determines that COMPANY (or an AFFILIATE or SUBLICENSEE) has failed to fulfill any of its obligations under this Section 3.1. then M.I.T. may treat such failure as a material breach in accordance with Section 12.3(b).

4.          ROYALTIES AND PAYMENT TERMS.

4.1           Consideration for Grant of Rights.

(a)          License Issue Fee and Patent Cost Reimbursement. COMPANY shall pay to M.I.T. on the EFFECTIVE DATE a license issue fee of Zero dollars ($0), and, in accordance with Section 6.3, shall reimburse M.I.T. for its actual expenses incurred as of the EFFECTIVE DATE in connection with obtaining the PATENT RIGHTS. These payments are nonrefundable.

(b)          License Maintenance Fees. COMPANY shall pay to M.I.T. the following license maintenance fees on the dates set forth below:

January 1, 2000	$2,500

January 1, 2001	$5,000

January 1, 2002	$7,500

January 1, 2003 and each year thereafter	$8,500

This annual license maintenance fee is nonrefundable; however, the license maintenance fee shall be credited to running royalties subsequently due on NET SALES earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years.

(c)          Running Royalties. COMPANY shall pay to M.I.T. a running royalty of three percent (3%) of NET SALES by COMPANY and AFFILIATES. Running royalties shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD. Royalties shall not be payable on sales to US Federal Government Institutions provided that prices on such sales are reduced to reflect the removal of royalty fees.

(d)          Sharing of SUBLICENSE INCOME. COMPANY shall pay M.I.T. a total of fifty percent (50%) of all SUBLICENSE INCOME received by COMPANY or AFFILIATES. Such amount shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD.

No sublicense fees for use of the Licensed Process shall be due from persons who purchase, lease or otherwise are transferred the Licensed Product for which a royalty as set forth in paragraph 4.1(c) has been paid.

4.2           Payments.

(a)          Method of Payment. All payments under this Agreement should be made payable to "Massachusetts Institute of Technology" and sent to the address identified in Section 14.1. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

(b)          Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.

(c)          Late Payments. Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two (2) percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.

5.          REPORTS AND RECORDS.

5.1           Frequency of Reports.

(a)          Before First Commercial Sale. Prior to the first commercial sale of any LICENSED PRODUCT or first commercial performance of any LICENSED PROCESS, COMPANY shall deliver reports to M.I.T. annually, within sixty (60) days of the end of each calendar year, containing information concerning the immediately preceding calendar year, as further described in Section 5.2.

(b)          Upon First Commercial Sale of a LICENSED PRODUCT or Commercial Performance of a LICENSED PROCESS. COMPANY shall report to M.I.T. the date of first commercial sale of a LICENSED PRODUCT and the date of first commercial performance of a LICENSED PROCESS within sixty (60) days of occurrence in each country.

(c)          After First Commercial Sale. After the first commercial sale of a LICENSED PRODUCT, COMPANY shall deliver reports to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Section 5.2.

5.2           Content of Reports and Payments. Each report delivered by COMPANY to M.I.T. shall contain at least the following information for the immediately preceding REPORTING PERIOD:

(i)          the number of LICENSED PRODUCTS sold, leased or distributed by COMPANY, its AFFILIATES and SUBLICENSEES to independent third parties in each country, and, if applicable, the number of LICENSED PRODUCTS used by COMPANY, its AFFILIATES and SUBLICENSEES in the provision of services in each country;

(ii)         a description of LICENSED PROCESSES performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country as may be pertinent to a royalty accounting hereunder;

(iii)        the gross price charged by COMPANY, its AFFILIATES and SUBLICENSEES for each LICENSED PRODUCT and, if applicable, the gross price charged for each LICENSED PRODUCT used to provide services in each country; and the gross price charged for each LICENSED PROCESS performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country;

(iv)        calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

(v)         total royalty payable on NET SALES in U.S. dollars, together with the exchange rates used for conversion;

(vi)        the amount of SUBLICENSE INCOME received by COMPANY from each SUBLICENSEE and the amount due to M.I.T. from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME.

(vii)       the number of sublicenses entered into for the PATENT RIGHTS, LICENSED PRODUCTS and/or LICENSED PROCESSES.

If no amounts are due to M.I.T. for any REPORTING PERIOD, the report shall so state.

5.3           Financial Statements. On or before the ninetieth (90th) day following the close of COMPANY's fiscal year, COMPANY shall provide M.I.T. with COMPANY's financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by COMPANY's treasurer or chief financial officer or by an independent auditor.

5.4           Records. COMPANY shall maintain, and shall cause its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to M.I.T. in relation to this Agreement, which records shall contain sufficient information to permit M.I.T. to confirm the accuracy of any reports delivered to M.I.T. and compliance in other respects with this Agreement. The relevant party shall retain such records for at least three (3) years following the end of the calendar year to which they pertain, during which time M.I.T. or M.I.T.'s appointed agents, shall have the right, at M.I.T.'s expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section reveals an underpayment in excess of ten percent (10%), COMPANY shall bear the full cost of such audit and shall remit any amounts due to M.I.T. within thirty (30) days of receiving notice thereof from M.I.T.

6.          PATENT PROSECUTION.

6.1           Responsibility for PATENT RIGHTS. M.I.T. shall prepare, file, prosecute, and maintain all of the PATENT RIGHTS, using attorneys selected by M.I.T. and acceptable to COMPANY. COMPANY shall have reasonable opportunities to advise M.I.T. and shall cooperate with M.I.T. in such filing, prosecution and maintenance.

6.2           International (non-United States) Filings. Appendix B is a list of countries in which patent applications corresponding to the United States patent applications listed in Appendix A shall be filed, prosecuted, and maintained. Appendix B may be amended by mutual agreement of COMPANY and M.I.T.

6.3           Payment of Expenses. Payment of all fees and costs, including attorneys fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be the responsibility of COMPANY, whether such amounts were incurred before or after the EFFECTIVE DATE. M.I.T. shall provide copies of attorney fee invoices with each billing to COMPANY. As of September 15, 1999, M.I.T. has incurred approximately Seventeen Thousand Four Hundred and Fourteen Dollars ($17,414) for such patent-related fees and costs. COMPANY shall reimburse all reasonable amounts due pursuant to this Section within thirty (30) days of invoicing; late payments shall accrue interest pursuant to Section 4.2(c). In all instances, M.I.T. shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.

7.          INFRINGEMENT.

7.1           Notification of infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the PATENT RIGHTS.

7.2           Right to Prosecute Infringements.

(a)          COMPANY Right to Prosecute. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the PATENT RIGHTS in the FIELD in the TERRITORY, subject to Sections 7.4 and 7.5. If required by law, M.I.T. shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that COMPANY shall hold M.I.T. harmless from, and indemnify M.I.T. against, any costs. expenses, or liability that M.I.T. incurs in connection with such action.

Prior to commencing any such action, COMPANY shall consult with M.I.T. and shall consider the views of M.I.T. regarding the advisability of the proposed action and its effect on the public interest. COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior written consent of M.I.T.

(b)          M.I.T. Right to Prosecute. In the event that COMPANY is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after COMPANY first becomes aware of the basis for such action, M.I.T. shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to M.I.T.

7.3           Declaratory Judgment Actions. In the event that a declaratory judgment action is brought against M.I.T. or COMPANY by a third party alleging invalidity, unenforceability, or non-infringement of the PATENT RIGHTS, M.I.T., at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If M.I.T. does not exercise this right, COMPANY may take over the sole defense of the action at COMPANY's sole expense, subject to Sections 7.4 and 7.5.

7.4           Offsets. COMPANY may offset a total of fifty percent (50%) of any expenses incurred under Sections 7.2 and 7.3 against any payments due to M.I.T. under Article 4, provided that in no event shall such payments under Article 4, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than fifty percent (50%) in any REPORTING PERIOD.

7.5           Recovery. Any recovery obtained in an action brought by COMPANY under Sections 7.2 or 7.3 shall be distributed as follows: (1) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from M.I.T. as described in Section 7.4), (ii) as to ordinary damages, COMPANY shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and COMPANY shall pay to M.I.T. based upon such amount a reasonable approximation of the royalties and other amounts that COMPANY would have paid to M.I.T. if COMPANY had sold the infringing products, processes and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share equally in any award.

7.6           Cooperation. Each party agrees to cooperate in any action under this Article which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.7           Right to Sublicense. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY shall have the sole right to sublicense any alleged infringer in the FIELD in the TERRITORY for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses. Any upfront fees as part of such sublicense shall be shared equally between COMPANY and M.I.T.; other revenues to COMPANY pursuant to such sublicense shall be treated as set forth in Article 4.

8.          INDEMNIFICATION AND INSURANCE

8.1           Indemnification.

(a)          Indemnity. COMPANY shall indemnify, defend, and hold harmless M.I.T. and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, imported. or performed pursuant to any right or license granted under this Agreement.

(b)          Procedures. The Indemnitees agree to provide COMPANY with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to M.I.T. to defend against any such claim. The Indemnitees shall cooperate fully with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of COMPANY, if representation of such Indemnitee by the counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. COMPANY agrees to keep M.I.T. informed of the progress in the defense and disposition of such claim and to consult with M.I.T. with regard to any proposed settlement.

8.2           Insurance. Prior to the use of LICENSED PRODUCT on any human, and prior to any sales or transfer of LICENSED PRODUCT to a third party, COMPANY shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect COMPANY and Indemnitees with respect to events covered by Section 8.1(a) above. Such insurance (i) shall be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-approved by M.I.T., such approval not to be unreasonably withheld, (ii) shall list M.I.T. as an additional named insured thereunder, (iii) shall be endorsed to include product liability coverage, and (iv) shall require thirty (30) days written notice to be given to M.I.T. prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions. In the alternative, COMPANY may self-insure subject to prior approval of M.I.T. COMPANY shall provide M.I.T. with Certificates of Insurance evidencing compliance with this Section. COMPANY shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which COMPANY or any AFFILIATE or SUBLICENSEE continues (i) to make, use, or sell a product that was a LICENSED PRODUCT under this Agreement or (ii) to perform a service that was a LICENSED PROCESS under this Agreement, and thereafter for a period of five (5) years.

9.          NO REPRESENTATIONS OR WARRANTIES

EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T. MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, M.I.T. MAKES NO WARRANTY OR REPRESENTATION (I) REGARDING THE VALIDITY OR SCOPE OF THE PATENT RIGHTS, AND (II) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY LICENSED PRODUCT OR LICENSED PROCESS WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF M.I.T. OR OF A THIRD PARTY.

IN NO EVENT SHALL M.I.T., ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER M.I.T. SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10.         ASSIGNMENT.

This Agreement is personal to Company and no rights or obligations may be assigned by Company without the prior written consent of M.I.T. except that Company may assign its rights and obligations under this Agreement to an Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates; provided, however, that this Agreement shall immediately terminate if the proposed assignee fails to agree in writing to be bound by the terms and conditions of this Agreement on or before the effective date of the assignment.

11.         GENERAL COMPLIANCE WITH LAWS

11.1         Compliance with Laws. COMPANY shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS and LICENSED PROCESSES.

11.2         Export Control. COMPANY and its AFFILIATES and SUBLICENSEES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. COMPANY hereby gives written assurance that it will comply with, and will cause its AFFILIATES and SUBLICENSEES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES or SUBLICENSEES, and that it will indemnify, defend, and hold M.I.T. harmless (in accordance with Section 8.1) for the consequences of any such violation.

11.3         Non-Use of M.I.T. Name. COMPANY and its AFFILIATES and SUBLICENSEES shall not use the name of "Massachusetts Institute of Technology," "Lincoln Laboratory" or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by M.I.T., or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of M.I.T. The foregoing notwithstanding, without the consent of M.I.T., COMPANY may state that it is licensed by M.I.T. under one or more of the patents and/or patent applications comprising the PATENT RIGHTS.

11.4         Marking of LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall mark, and shall cause its AFFILIATES and SUBLICENSEES to mark, all LICENSED PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the PATENT RIGHTS that applies to such LICENSED PRODUCT.

12.         TERMINATION.

12.1         Voluntary Termination by COMPANY. COMPANY shall have the right to terminate this Agreement, for any reason, (1) upon at least six (6) months prior written notice to M.I.T., such notice to state the date at least six (6) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to M.I.T. through such termination effective date.

12.2         Cessation of Business. If COMPANY ceases to carry on its business related to this Agreement, M.I.T. shall have the right to terminate this Agreement immediately upon written notice to COMPANY.

12.3         Termination for Default.

(a)          Nonpayment. In the event COMPANY fails to pay any amounts due and payable to M.I.T. hereunder, and fails to make such payments within thirty (30) days after receiving written notice of such failure, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

(b)          Material Breach. In the event COMPANY commits a material breach of its obligations under this Agreement, except for breach as described in Section 12.3(a), and fails to cure that breach within sixty (60) days after receiving written notice thereof, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

12.4         Effect of Termination.

(a)          Survival. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 8, 9, 13 and 14, and Sections 4.1(f), 5.2 (obligation to provide final report and payment). 5.4, 11.1, 11.2 and 12.4.

(b)          Inventory. Upon the early termination of this Agreement, COMPANY and its AFFILIATES and SUBLICENSEES may complete and sell any work-in-progress and inventory of LICENSED PRODUCTS that exist as of the effective date of termination, provided that (i) COMPANY pays M.I.T. the applicable running royalty or other amounts due on such sales of LICENSED PRODUCTS in accordance with the terms and conditions of this Agreement, and (ii) COMPANY and its AFFILIATES and SUBLICENSEES shall complete and sell all work-in-progress and inventory of LICENSED PRODUCTS within six (6) months after the effective date of termination.

(c)          Pre-termination Obligations. In no event shall termination of this Agreement release COMPANY, AFFILIATES, or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.

13.         DISPUTE RESOLUTION.

13.1         Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

13.2         Equitable Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

13.3         Dispute Resolution Procedures.

(a)          Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected party informed the other party of such dispute, either party may initiate mediation upon written notice to the other party ("Notice Date"), whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes (http://www.cpradr.org), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within sixty (60) days after the Notice Date.

(b)          Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Article.

13.4         Performance to Continue. Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve COMPANY from its obligation to make undisputed payments pursuant to Articles 4 and 6 of this Agreement.

13.5         Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections 13.3(a) are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

14.         MISCELLANEOUS.

14.1         Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to M.I.T.:	Technology Licensing Office, Room NE25-230
Massachusetts Institute of Technology
77 Massachusetts Avenue
Cambridge, MA 02139-4307
Attention: Director
Tel: (617) 253-6966
Fax: (617) 258-6790

If to COMPANY:	Interactive Motion Technologies, Inc.
56 Highland Avenue
Cambridge, MA 02139
Attention: President
	Tel:	________________________
	Fax:	________________________

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

14.2         Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

14.3         Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

14.4         Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

14.5         Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

14.6         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

14.7         Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

14.8         Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

The EFFECTIVE DATE of this Agreement is December 1, 1999.

MASSACHUSETTS INSTITUTE OF		INTERACTIVE MOTION
TECHNOLOGY		TECHNOLOGIES, INC.

By:	/s/ Lita Nelsen	By:	/s/ Robert A. Parlow
Name:	Lita Nelsen	Name:	Robert A. Parlow
Title:	Technology Licensing Office	Title:	President
Date:	Jan. 5, 2000	Date:	December 30, 1999

APPENDIX A

List of Patent Applications and Patents

1.         United States Patents and Applications

M.I.T. Case No. 6365,

"Interactive Robotic Therapist",

by Jain Charnnarong, Neville Hogan, Hermano Igo Krebs, And Andre Sharon

U.S.P.N. 5,466,213, Issued November 14, 1995

II         International (non-U.S.) Patents and Applications

None

FIRST AMENDMENT

This First Amendment, effective as of the date set forth above the signatures of the parties below, amends the Exclusive Patent License Agreement dated December 1, 1999 ("LICENSE") between the Massachusetts Institute of Technology ("M.I.T."), a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts, 02139, USA and Interactive Motion Technologies, Inc. ("COMPANY"). a corporation having its principal office at 56 Highland Ave., Cambridge, MA 02139.

WHEREAS, COMPANY and M.I.T. wish to modify the provisions of the LICENSE relating to MIT. Case No. 6365;

WHEREAS, COMPANY and M.I.T. wish to add to the LICENSE the following cases: M.I.T. Case No. 10864, "A Wrist Robot for Rehabilitation, Psychophysics, and Haptic Interface," by James Celestino, Neville Hogan, Hermano Igo Krebs and Dustin Williams; and M.I.T. Case No. 10865, "Robotic Device for Ankle Rehabilitation or System and Method for Human Ankle interface for Control of Devices, for Psychophysical Research, for Haptic and Human-Machine Interface and for Rehab.," by Neville Hogan, Hermano Igo Krebs and Jason William Wheeler.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree to modify the LICENSE as follows:

1	The following shall be added to Appendix A of the LICENSE and shall be included under the definition of PATENT RIGHTS:

M.I.T. Case No. 10864

United States of America Serial No. 10/976,083, Filed October 27, 2004

"Wrist And Upper Extremity Motion"

by James Celestino, Neville Hogan, Hermano Igo Krebs and Dustin Williams

M.I.T. Case No. 10865

United States of America Serial No. 11/236,470, Filed September 27, 2005

"Ankle Interface"

by Neville Hogan, Hermano Igo Krebs, Jason William Wheeler and Dustin Williams

2	Per Section 6.3 of the LICENSE, payment of all fees and costs, including attorney's fees relating to the filing prosecution and maintenance of the PATENT RIGHTS for M.I.T. Cases 10864 and 10865 shall be the responsibility of COMPANY, whether such amounts were incurred before or after the EFFECTIVE DATE. As of December 21, 2005, M.I.T. has incurred approximately Twenty Five Thousand Six Hundred Dollars ($25,600) for such patent-related fees and costs. COMPANY shall reimburse M.I.T. for patent costs incurred prior to the EFFECTIVE DATE on April 1, 2006. COMPANY shall reimburse M.I.T. for patent costs incurred on or after the EFFECTIVE DATE within thirty (30) days of invoicing.

3	COMPANY shall pay to M.I.T. on the Effective Date of this Amendment a Case Addition Fee of Ten Thousand Dollars ($10,000). This payment is nonrefundable.

4	The table in Section 4.1(b) of the LICENSE shall be deleted and replaced with the following:

January 1, 2000	$2,500

January 1, 2001	$5,000

January 1, 2002	$7,500

January 1, 2003, 2004 and 2005	$8,500

January 1, 2006 and Each year thereafter	$10,000

5	Section 3.1(f) of the LICENSE shall be deleted and replaced with the following:

COMPANY shall make NET SALES according to the following schedule:

2001	$50,000

2002	$100,000

2003, 2004, 2005	$150,000

2006 and each year thereafter	$300,000

6	The following shall be added as Section 3.1(g) of the LICENSE:

COMPANY shall expend no less than Two Hundred Thousand Dollars ($200,000) of research toward the development of LICENSED PRODUCTS and/or LICENSED PROCESSES relating to M.I.T. Case 10865 in each calendar year (pro-rated for partial years) beginning in the year 2006 and ending with the first commercial sale of a LICENSED PRODUCT or a first commercial performance of a LICENSED PROCESS relating to M.I.T. Case 10865.

7	The following shall be added as Section 3.1(h) of the LICENSE:

COMPANY shall make a first commercial sale of a LICENSED PRODUCT and/or a first commercial performance of a LICENSED PROCESS relating to M.I.T. Case 10865 on or before January 1, 2007.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their duly authorized representatives.

The Effective Date of this First Amendment is November 15, 2005.

MASSACHUSETTS INSTITUTE OF		INTERACTIVE MOTION
TECHNOLOGY		TECHNOLOGIES, INC.

By:	/s/ Lita Nelsen	By:	/s/ Robert A. Perlow
Name:	Lita L. Nelsen, Director	Name:	Robert A. Perlow
Title:	Technology Licensing Office	Title:	Presiden

SECOND AMENDMENT

This Second Amendment, effective as of the date set forth above the signatures of the parties below, amends the Exclusive Patent License Agreement dated December 1, 1999 ("LICENSE") between the Massachusetts Institute of Technology ("M.I.T."), a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts, 02139, USA and Interactive Motion Technologies, Inc. ("COMPANY"), a corporation having its principal office at 56 Highland Ave., Cambridge, MA 02139.

WHEREAS, COMPANY and M.I.T. wish to modify the provisions of the amended LICENSE;

WHEREAS, COMPANY and M.I.T. have agreed to revise royalty reports for 2007 and 2008;

WHEREAS, COMPANY and M.I.T. wish to enter into an Option for M.I.T. Case No. 10866, "System and Method for Rehabilitation of Gait and Balance Utilizing Automation Technology and Robotic Devices", by Neville Hogan, Hermano Igo Krebs and Michael H. Roberts;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree to modify the LICENSE as follows:

1.             The following shall be added as Section 2.7 of the LICENSE:

2.7         Grant of Option Right. M.I.T. hereby grants COMPANY for a period of two years an option to negotiate a royalty-bearing, limited-term exclusive license under the patent rights relating to M.I.T. Case No. 10866 ("Pelvis Interface" by Neville Hogan, Hermano Igo. Krebs and Michael H. Roberts) United States of America Serial No. 11/750324, Allowed, February 5, 2009, (PATENT RIGHTS-10866) in the following field: "Robotically aided physical therapy" in the following territory: "Internal evaluation" (the "Option Right"), subject only to the following:

(i)          the right for M.I.T. and any other non-profit research institute to practice under the PATENT RIGHTS- 10688 for research, teaching, and educational purposes;

(ii)         a royalty-free, non-exclusive, non-transferable license to practice the PATENT RIGHTS-10866 reserved by the United States government;

COMPANY may exercise the Option Right upon written notice to M.I.T. received by M.I.T. during the period from the EFFECTIVE DATE to on or before June 30, 2011 (the "Option Period"). If COMPANY does not elect to exercise the Option Right, or fails to exercise the Option Right during the Option Period, M.I.T. shall be free to license its rights under the relevant PATENT RIGHTS to any third party and this Agreement shall terminate. If COMPANY does elect to exercise the Option Right, M.I.T. and COMPANY shall negotiate in good faith a license agreement containing commercially reasonable terms and conditions. If M.I.T. and COMPANY are unable to reach agreement within ninety (90) days after COMPANY has exercised the Option Right (the "Negotiation Period"), this Agreement shall terminate. Thereafter, MIT. may offer its rights in the PATENT RIGHTS to any third parties.

Limited License. M.I.T. hereby grants COMPANY an internal use license during the Option Period to practice the PATENT RIGHTS-10866 solely for the purpose of COMPANY's internal evaluation of the PATENT RIGHTS-10866 in furtherance of this Agreement. During the Option Period, COMPANY shall use commercially reasonable efforts to evaluate the PATENT RIGHTS-10866 with a view toward creating a commercial product or process that will be covered by the PATENT RIGHTS-10866. Such efforts shall include, but not be limited to, sponsoring or performing research.

2.             Payment of Patent Expenses - PATENT RIGHTS - 10866. Within thirty (30) days after M.I.T. invoices COMPANY, COMPANY shall reimburse M.I.T. for the issuance fee incurred by M.I.T. for the PATENT RIGHTS - 10866. Should COMPANY exercise its option, COMPANY shall reimburse M.I.T. for all past and future patent expenses (including attorney's fees) in connection with obtaining or maintaining the PATENT RIGHTS-10866.

3.             Section 4.1 (c) shall be deleted and replaced with:

Running Royalties. COMPANY shall pay to M.I.T. a running royalty of three percent (3%) of NET SALES by COMPANY and AFFILIATES for sales within the United States of America. COMPANY shall pay to M.I.T. a running royalty of one and a half percent (1.5%) of NET SALES by COMPANY and AFFILIATES for sales outside the United States of America. Running royalties shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD. Royalties shall not be payable on sales to US Federal Government Institutions provided that prices on such sales are reduced to reflect the removal of royalty fees. These royalties are only for issued/allowed PATENT RIGHTS. For pending PATENT RIGHTS, the royalties will be half of that for issued/allowed PATENT RIGHTS. For clarity, Running Royalties for cases with pending patent claims will be one and a half percent (1.5%) of NET SALES. Upon the notification of issued/allowed PATENT RIGHTS, the Running Royalty will convert to three percent of SALES for sales within the United States, The Running Royalty for sales outside United States of America will be one and a half percent (1.5%) of NET SALES.

This modification of Running Royalties will apply to the reports due from 2007, 2008 and going forward.

4.             In Section 14, the address for Licensee shall be updated. Therefore, delete:

Interactive Motion Technologies, Inc.
56 Highland Avenue
Cambridge, MA 02139
Attn: President

and replace with:

Interactive Motion Technologies, Inc.
80 Coolidge Hill Road
Watertown, MA 02472
Attn: President and CEO
Tel: 617-926-4800
Fax: 617-926-4808

Except as specifically modified or amended, all terms and conditions of the December 1, 1999 LICENSE shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their duly authorized representatives.

The EFFECTIVE DATE of this Second Amendment is June 3, 2009.

MASSACHUSETTS INSTITUTE OF		INTERACTIVE MOTION
TECHNOLOGY		TECHNOLOGIES, INC.

By:	/s/ Lita Nelsen	By:	/s/
Name:	Lita Nelsen, Director	Name:
Title:	Technology Licensing Office	Title:	President and CEO

Third Amendment to the Exclusive Patent License Agreement

This Third Amendment, effective as of the date set forth above the signatures of the parties below, amends the Exclusive Patent License Agreement dated December 1, 1999 (the "LICENSE AGREEMENT') by and between the Massachusetts Institute of Technology, a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139 ("M.I.T.") and Interactive Motion Technologies, Inc. ("COMPANY"), a Massachusetts corporation having its principal office at 80 Coolidge Hill Road, Watertown, Massachusetts 02472.

WHEREAS, M.I.T. and COMPANY wish to modify the provisions of the LICENSE AGREEMENT;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto agree as follows:

1.             Sections 2.2 is hereby deleted in its entirety and replaced with the following:

2.2           Exclusivity.

In order to establish an exclusive period for COMPANY, M.I.T. agrees that it shall not grant any other license to make, have made, use, offer to sell, lease and import LICENSED PRODUCTS in the FIELD in the TERRITORY or to perform LICENSED PROCESSES in the FIELD in the TERRITORY during the TERM, unless sooner terminated in this agreement.

2.             Except as specifically modified or amended hereby, all other terms and conditions of the LICENSE AGREEMENT shall remain unchanged and in full force and effect. Capitalized terms used herein and not defined shall have the meanings set forth in the LICENSE AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed under seal by their duly authorized representatives.

The Effective Date of this Third Amendment is January 1, 2012.

MASSACHUSETTS INSTITUTE OF		INTERACTIVE MOTION
TECHNOLOGY		TECHNOLOGIES, INC.

By:	/s/ Lita Nelsen	By:	/s/ Rodolfo Rohr
Name:	Lita L. Nelsen, Director	Name:	Rodolfo Rohr
Title:	Technology Licensing Office	Title:	CEO